EX‑35.7

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Annual Statement of Compliance

Morgan Stanley Bank of America Merrill Lynch Trust 2013-C7

VIA: EMAIL

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Stephen Holmes

Stephen.holmes@morganstanley

Re:           Pooling and Servicing Agreement (the “Agreement”) dated as of January 1, 2013 among Morgan Stanley Capital I, Inc. as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and special servicer, Situs Holdings, LLC, as trust advisor, Wells Fargo Bank, National Association, as custodian and U.S. Bank National Association, as trustee, certificate administrator, certificate registrar and authenticating agent

I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association, as Certificate Administrator, as a certifying servicer hereby certify that:

(1)      A review of the activities of the Certificate Administrator during the preceding calendar year (the “Reporting Period”) and of the performance of the Certificate Administrator under the Agreement has been made under my supervision; and

          (2)  To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such Reporting Period.

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date: March 24, 2015

U.S. Bank National Association, as Certificate Administrator

By:          /s/ Kimberly O. Jacobs

Kimberly O. Jacobs

Senior Vice President